UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 14, 2019

SIERRA BANCORP

(Exact name of registrant as specified in its charter)

California	000-33063	33-0937517
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

86 North Main Street, Porterville, CA 93257
(Address of principal executive offices)	(Zip code)

(559) 782-4900

 (Registrant’s telephone number including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	BSRR	NASDAQ Global Select Market

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 18, 2019, Sierra Bancorp and its wholly-owned subsidiary, Bank of the Sierra (collectively, the “Company”), announced that Kenneth R. Taylor, Executive Vice President and Chief Financial Officer, will retire effective January 31, 2020.  He will be succeeded as Executive Vice President and Chief Financial Officer of the Company by Christopher G. Treece, an experienced and talented bank financial executive who will join the Company effective January 1, 2020 to assist with the transition.  Furthermore, Cindy Dabney, the Company’s Senior Vice President and Controller since 2006 and Vice President and Controller from 1998 to 2006, will be promoted to the position of Senior Vice President and Chief Accounting Officer effective January 1, 2020.    In this position, Ms. Dabney will also be designated as the Company’s Principal Accounting Officer.  She is currently 60 years old.

Mr. Treece, currently 50 years old, is a CPA and holds a Master of Accountancy degree from Truman State University in Missouri.  He began his career working for a large public accounting firm with a focus on financial institutions, and most recently has been the Chief Financial Officer at Gateway First Bank/Gateway Mortgage Group, LLC since January 2019.  Prior to Gateway he served almost 12 years at Guaranty Bancorp and its subsidiary Guaranty Bank & Trust Company, a $4 billion financial institution headquartered in Denver, Colorado.  At Guaranty he was the Senior Vice President and Controller from April 2007 until July 2011, and the Executive Vice President and Chief Financial Officer from July 2011 until Guaranty’s acquisition by Independent Bank Group in January 2019.

On November 14, 2019 the Company’s Compensation Committee approved an employment agreement by and between Sierra Bancorp, Bank of the Sierra and Mr. Treece which commences on January 1, 2020 and continues through December 31, 2022.  The employment agreement was executed on November 15, 2019.  Subsequent to the initial term it will automatically renew for a one-year term, and will continue to renew every year thereafter unless either Mr. Treece or the Company provides notification of non-renewal to the other party at least six months in advance of the renewal date.  The agreement specifies a minimum base annual salary of $380,000 and an annual discretionary bonus of up to 50% of his annual base salary, as well as severance benefits in certain circumstances equal to as much as his annualized base salary plus maximum potential bonus, conditioned on his full and complete release of claims against the Company or its affiliates arising from or in any way related to his employment or termination of his employment.  Moreover, the agreement provides for the grant of options on 20,000 shares of the Company’s stock, which will vest at the rate of 20% on each grant date anniversary until fully vested.  The agreement also notes the basic terms and conditions of other benefits, delineates permitted outside activities, and provides indemnification for Mr. Treece for certain circumstances.  In addition, the agreement includes noncompetition, non-solicitation and nondisclosure conditions.  See exhibit 99.1 for more detailed information on Mr. Treece’s employment agreement.

ITEM 9.01FINANCIAL STATEMENTS AND EXHIBITS

(d)Exhibits.  The information required to be furnished pursuant to this item is set forth in the Exhibit Index which appears below, immediately before the signatures.

EXHIBIT INDEX

Exhibit No.	Description
99.1	Employment Agreement by and between Sierra Bancorp, Bank of the Sierra and Christopher Treece, dated November 15, 2019

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Executive Vice President & Chief Financial Officer
Dated: November 18, 2019	SIERRA BANCORP By: /s/ Kenneth R. Taylor Kenneth R. Taylor Executive Vice President & Chief Financial Officer